News Release

Sheila Hooda Joins Virtus Investment Partners Board

HARTFORD, CT, December 12, 2016 – Virtus Investment Partners, Inc. (NASDAQ: VRTS), which operates a multi-manager asset management business, today announced that Sheila Hooda, founder, chief executive officer and president of Alpha Advisory Partners, has been appointed to the Virtus Board of Directors.
Hooda founded Alpha Advisory Partners in 2013 and has served as its CEO and president, focusing on strategy and long-term planning. The firm advises on strategic positioning, mergers and acquisitions, turnaround and transformation, customer-centricity and digital business models for companies in the financial and business services sectors.
“Sheila brings significant experience in the asset management industry from her senior roles in strategy and business development across a number of global organizations as well as her service on corporate boards,” said George R. Aylward, Virtus’ president and chief executive officer. “We welcome the opportunity to have her join our board and we look forward to benefiting from her experience and insights.”
Prior to founding Alpha Advisory Partners, Hooda served most recently as the global head of strategy and business development in the Investors Segment of Thomson Reuters’ Financial & Risk business group, and earlier as senior managing director in strategy, M&A and corporate development roles at TIAA, the retirement and asset management company. She previously was managing director, global equities in the Investment Banking Division at Credit Suisse Group, and prior to this held roles at Bankers Trust, Andersen Consulting and McKinsey & Co. She began her career at American Express Bank in India.
She serves on the board of directors of Mutual of Omaha Insurance Company, where she is a member of the Investment Committee and the Risk Committee.
Hooda has a Bachelor of Science degree with Math honors from the University of Poona and completed the Post Graduate Diploma in Management (PGDM) at the Indian Institute of Management - Ahmedabad. She also earned a Master of Business Administration from the Booth School of Business at the University of Chicago. Hooda has been recognized by the National Association of Corporate Directors as a Board Leadership Fellow.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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About Virtus Investment Partners, Inc.
Virtus Investment Partners (NASDAQ: VRTS) is a distinctive partnership of boutique investment managers singularly committed to the long-term success of individual and institutional investors. The company provides investment management products and services through its affiliated managers and select subadvisers, each with a distinct investment style, autonomous investment process, and individual brand. Virtus Investment Partners offers access to a variety of investment styles across multiple disciplines to meet a wide array of investor needs. Its affiliated managers include Duff & Phelps Investment Management, Kayne Anderson Rudnick Investment Management, Newfleet Asset Management, Rampart Investment Management, and Virtus ETF Solutions. Additional information can be found at virtus.com.

Contacts

Joe Fazzino, Media Relations	Jeanne Hess, Investor Relations
(860) 263-4725	(860) 263-4730
joe.fazzino@virtus.com	jeanne.hess@virtus.com

Ryan Gorman, Media Relations
(646) 747-7142
rgorman@kwittken.com

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com